Exhibit 5.1

July 23, 2026

SBA Communications Corporation

8051 Congress Avenue

Boca Raton, Florida 33487

Ladies and Gentlemen:

We have acted as counsel to SBA Communications Corporation, a Florida corporation (the “Company”), in connection with the issuance and sale by the Company, pursuant to an automatic shelf registration statement on Form S-3 (No. 333-277527), filed with the Commission on February 29, 2024 (the “Registration Statement”), and the prospectus in the form in which it appeared in the Registration Statement on its effective date (the “Base Prospectus”), as supplemented by the prospectus supplement thereto dated July 14, 2026 (the “Prospectus Supplement” and, together with the Base Prospectus, the “Prospectus”) of $1,350,000,000 aggregate principal amount of the Company’s 4.875% Senior Notes due 2030 (the “2030 Notes”), $1,350,000,000 aggregate principal amount of the Company’s 5.150% Senior Notes due 2031 (the “2031 Notes”), and $800,000,000 aggregate principal amount of the Company’s 5.450% Senior Notes due 2033 (the “2033 Notes,” and together with the 2030 Notes and the 2031 Notes, the “Notes”). The Notes were issued under an indenture dated as of July 23, 2026 (the “Base Indenture”) between the Company and U.S. Bank Trust Company, National Association, as trustee (the “Trustee”), as supplemented, with respect to the Notes, by a supplemental indenture thereto dated as of July 23, 2026 (the “Supplemental Indenture,” and, together with the Base Indenture, the “Indenture”) among the Company and the Trustee.

In rendering this opinion expressed below, we have reviewed the following documents:

(a)	The Registration Statement;

(b)	The Prospectus;

(c)

An executed copy of the Underwriting Agreement dated July 14, 2026 between the Company and Morgan Stanley & Co. LLC, Barclays Capital Inc., Wells Fargo Securities, LLC and Goldman Sachs & Co. LLC, as Representatives of the several Underwriters listed on Schedule 1 thereto;

(d)	Executed copies of the Base Indenture and the Supplemental Indenture;

(e)	Copies of the Notes in global form as executed by the Company and authenticated by the Trustee;

(f)	Copies of the Amended and Restated Articles of Incorporation of the Company and the Second Amended and Restated Bylaws of the Company; and

(g)

Copies of the unanimous written consent of the Board of Directors of the Company (the “Board”) dated as of July 10, 2026 and the unanimous written consent of the Pricing Committee of the Board dated as of July 14, 2026 related to the transactions contemplated by the issuance and sale of the Notes.

In addition, we have reviewed the originals or copies certified or otherwise identified to our satisfaction of all such corporate records of the Company and such other documents, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinion expressed below.

In rendering the opinion expressed below, we have assumed the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as duplicates or copies. In addition, we have assumed and have not verified the accuracy as to factual matters of each document we have reviewed.

July 23, 2026

Based on the foregoing, and subject to the further assumptions and qualifications set forth below, it is our opinion that the Notes are the valid, binding and enforceable obligations of the Company, entitled to the benefits of the Indenture.

Insofar as the foregoing opinion relates to the validity, binding effect or enforceability of any agreement or obligation of the Company, (a) we have assumed that the Company and each other party to such agreement or obligation has satisfied those legal requirements that are applicable to it to the extent necessary to make such agreement or obligation enforceable against it (except that no such assumption is made as to the Company regarding matters of the law of the State of New York or the laws of the State of Florida that in our experience normally would be applicable to general business entities with respect to such agreement or obligation), (b) we express no opinion with respect to the effect of any mandatory choice of law rules and (c) such opinion is subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and to general principles of equity.

The foregoing opinion is limited to the law of the State of New York and the laws of the State of Florida.

We hereby consent to the use of our name in the Prospectus Supplement under the heading “Validity of the Notes” and in the Base Prospectus under the heading “Legal Matters,” as counsel for the Company that has passed on the validity of the Notes and to the filing of this opinion letter as Exhibit 5.1 to the Company’s Current Report on Form 8-K dated July 23, 2026. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission thereunder.

The opinion expressed herein is rendered on and as of the date hereof, and we assume no obligation to advise you or any other person, or to make any investigations, as to any legal developments or factual matters arising subsequent to the date hereof that might affect the opinion expressed herein.

Yours very truly,

/s/ Greenberg Traurig, P.A.